Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Commerce Bancshares, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 33-28294, No. 33-82692, No. 33-8075, No. 33-78344, No. 333-14651, No. 333-186867, No. 333-188374, and No. 333-214495 on Form S-8 and No. 333-140221 on Form S-3ASR of Commerce Bancshares, Inc. of our reports dated February 24, 2021, with respect to the consolidated balance sheets of Commerce Bancshares, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Commerce Bancshares, Inc.

Our report refers to a change in accounting for recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and its related amendments.

KPMG LLP

Kansas City, Missouri
February 24, 2021